As filed with the Securities and Exchange Commission on April 9, 1997
                                                   Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------

                           IRON MOUNTAIN INCORPORATED
               (Exact name of issuer as specified in its charter)

        Delaware                                               04-3107342
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)


                745 Atlantic Avenue, Boston, Massachusetts 02111
                                 (617) 357-4455
           (Address of Principal Executive Offices including zip code)
                                  -------------

              Iron Mountain Incorporated 1995 Stock Incentive Plan
                            (Full titles of the plan)
                                  ------------

                                C. Richard Reese
                            Chairman of The Board of
                     Directors and Chief Executive Officer
                           Iron Mountain Incorporated
                               745 Atlantic Avenue
                           Boston, Massachusetts 02111
                                 (617) 357-4455
            (Name, address and telephone number of agent for service)
                                  -------------

                                    Copy to:
                             William J. Curry, Esq.
                            Sullivan & Worcester LLP
                             One Post Office Square
                           Boston, Massachusetts 02109
                                 (617) 338-2800
                                ----------------

                                 ---------------

                         CALCULATION OF REGISTRATION FEE


                                                     Proposed            Proposed Maximum
  Title of Securities         Amount to be       Maximum Offering            Aggregate            Amount of
   to be Registered            Registered       Price Per Share(1)       Offering Price(1)     Registration Fee
   ----------------            ----------       ------------------       -----------------     ----------------

Common Stock, par
value $.01 per share             231,667               $  6.48             $ 1,501,202.16         $   454.91
Common Stock, par
value $.01 per share              77,177               $ 12.58             $   970,886.66         $   294.21
Common Stock, par
value $.01 per share              65,152               $ 16.12             $ 1,050,576.00         $   318.36
Common Stock, par
value $.01 per share             355,152               $ 15.37             $ 5,460,462.00         $ 1,654.69
Common Stock, par
value $.01 per share              30,400               $ 30.37             $   923,400.00         $   279.82
Common Stock, par
value $.01 per share              22,900               $ 27.75             $   635,475.00         $   192.57
Common Stock, par
value $.01 per share             162,455               $ 25.00             $ 4,061,375.00         $ 1,230.72
                                 -------                                   --------------         ----------
TOTAL                            944,903                                   $14,603,376.82         $ 4,425.28
============================================================================================================

(1)      With respect to 782,448 shares of Common Stock underlying options gtanted pursuant to the Iron
         Mountain Incorporated 1995 Stock Incentive Plan, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been based upon the per share and aggregate exercise prices.  With respect to the remaining 162,455 shares issuable under the 1995 Stock Incentive
         Plan, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Commons Stock on the Nasdaq National Market on April
         4, 1997.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents, which have been filed by Iron Mountain Incorporated (the "Company") with the Commission, are incorporated by reference in and made a part of this Registration Statement, as of their respective dates:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; and

         (b) The description of the Common Stock contained in the Company's registration statement on Form 8-A dated January 18, 1996 (File No. 0-27584), including any amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         The validity of the shares offered hereby will be passed upon for the Company by Sullivan & Worcester LLP, Boston, Massachusetts. Jas. Murray Howe, Secretary of the Company, is of counsel to Sullivan & Worcester LLP and is the owner of 3,855 shares of Common Stock.

Item 6.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

         Article Sixth of the Company's Amended and Restated Certificate of Incorporation provides that the Company shall indemnify each person who is or was an officer or director of the Company to the fullest extent permitted by
Section 145 of the DGCL.

         Article Seventh of the Company's Amended and Restated Certificate of Incorporation states that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect when such breach occurred.

Item 7.  Exemption from Registration Claimed

         Not Applicable.

Item 8.  Exhibits.
                                  EXHIBIT INDEX

         Exhibit No.       Description


         5        Opinion of Sullivan & Worcester LLP.*

         23.1 Consent of Sullivan & Worcester LLP (contained in the opinion of Sullivan & Worcester LLP filed herewith as Exhibit 5).

         23.2     Consent of Arthur Andersen LLP.*

         24       Power  of  Attorney   (included  in  signature  page  of  this
                  Registration Statement).

*Filed herewith.

Item 9.  Undertakings.

         (a)  The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 9th day of April, 1997.

                                    IRON MOUNTAIN INCORPORATED



                                    By: /s/ C. Richard Reese
                                        C. Richard Reese
                                        Chairman of the Board,
                                        Chief Executive Officer and Director

         The undersigned Officers and Directors of Iron Mountain Incorporated (the "Company") hereby severally constitute C. Richard Reese, Eugene B. Doggett and David S. Wendell, and each of them acting singly, our true and lawful attorneys to sign for us and in our names in the capacities indicated below any amendments to this Registration Statement on Form S-8 (including any post-effective amendments hereto) and to file the same, with Exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys, acting singly, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures to said amendments to this Registration Statement signed by our said attorneys and all else that said attorneys may lawfully do and cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities and on the 9th day of April, 1997.

       Signatures                            Title



        /s/ C. Richard Reese
       C. Richard Reese                 Chairman, Chief
                                        Executive Officer and Director


        /s/David S. Wendell
       David S. Wendell                 President, Chief Operating Officer and
                                        Director


        /s/Eugene B. Doggett
       Eugene B. Doggett                Executive Vice President, Chief
                                        Financial Officer and Director


        /s/ Constantin R. Boden
       Constantin R. Boden              Director

        /s/ Arthur D. Little
       Arthur D. Little                 Director



       /s/ Vincent J. Ryan
       Vincent J. Ryan                  Director



        /s/ Jean A. Bua
       Jean A. Bua                      Vice President and Corporate
                                        Controller